Exhibit 99.1

Polymer Group, Inc.
4055 Faber Place Dr.
Suite 201
N. Charleston, SC 29405
www.polymergroupinc.com
843-329-5151

PGI News Release

Polymer Group, Inc. Announces First Quarter Results

For Immediate Release

Wednesday, May 10, 2006

[North Charleston, SC] — Polymer Group, Inc. (OTC Bulletin Board: POLGA/POLGB) announced results of operations for the first quarter ended April 1, 2006.

Operational highlights included:

•                  Sales continued to increase to record levels with first quarter sales growing 6.6% to $260.4 million compared to the first quarter of 2005 and 8.3% compared to $240.4 million in the fourth quarter of 2005.

•                  Gross profit recovered from the difficult fourth quarter 2005 operating environment and was essentially in line with first quarter 2005.

Net sales for the first quarter of 2006 were $260.4 million compared to $244.4 million in the first quarter of 2005 and $240.4 million in the previous quarter. Sales growth year-over-year was driven primarily by improved volumes in the nonwovens businesses in addition to higher sales prices reflecting the impact of increased raw material costs.

Gross profit was $43.2 million for the first quarter, representing a gross profit margin of 16.6% compared to $36.7 million and 15.3%, respectively, for the previous quarter and $43.9 million and 18.0%, respectively, for the same period in 2005. The company successfully improved profitability compared to the fourth quarter of 2005 as a result of product mix improvements and price increases implemented to mitigate the effects of raw material cost increases experienced in the fourth quarter of 2005.

Operating income for the first quarter of 2006 was $8.6 million, which included $1.6 million of restructuring and plant realignment costs primarily associated with the company’s plans to consolidate its corporate headquarters to Charlotte, North Carolina. Additionally, the company recognized $3.8 million of noncash compensation costs during the quarter compared to $0.3 million and $0.4 million in the fourth quarter of 2005 and first quarter of 2005, respectively. The higher noncash compensation costs during the quarter were the result of an initial grant of restricted stock associated with the 2005 Employee Restricted Stock Plan.

Polymer Group’s Chief Executive Officer, James L. Schaeffer, stated, “PGI’s business recovered well in the first quarter compared to the fourth quarter of 2005. The company continues to grow and we expect to realize even greater benefits as a result of our ongoing expansion efforts. The line in

Cali, Colombia ramped up during the first quarter, and the Mooresville, North Carolina and Suzhou, China lines are expected to begin operations  in the second half of 2006. These expansion projects are expected to positively impact our results in the latter portion of the year. Additionally, we continue to focus on new product development and expand our product portfolio in the industrial markets to improve the diversification of our business. At the same time, we’re ensuring we have the right organizational structure in place with the consolidation of our global headquarters. PGI’s goal is to be the industry leader in providing the best value proposition to the market and I am encouraged by the strong progress we continue to make toward achieving this.”

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 22 manufacturing facilities in 10 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; domestic and foreign competition; reliance on major customers and suppliers; and risks related to operations in foreign jurisdictions. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s 2005 Annual Report on Form 10-K.

For further information, please contact:

Dennis Norman

Vice President – Strategic Planning & Communication

(843) 329-5151

normand@pginw.com

P O L Y M E R   G R O U P,  I N C.

Consolidated Statements of Operations (Unaudited)

Three Months Ended April 1, 2006,

Three Months Ended December 31, 2005 and

Three Months Ended April 2, 2005

(In Thousands, Except Per Share Data)

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	April 1,	December 31,	April 2,
	2006	2005	2005

Net sales	$260,441	$240,414	$244,361

Cost of goods sold	217,237	203,700	200,444

Gross profit	43,204	36,714	43,917

Selling, general and administrative expenses	32,398	25,785	27,467

Restructuring and plant realignment costs	1,633	—	4
Foreign currency (gain) loss, net	567	(75)	24

Operating income	8,606	11,004	16,422

Other expense (income):
Interest expense, net	6,518	8,422	7,866
Minority interests	884	771	934
Write-off of loan acquisition costs	—	4,008	—
Other (gain) loss, net	491	(263)	(339)

Income (loss) before income tax expense	713	(1,934)	7,961

Income tax expense	2,318	499	2,795

Net income (loss)	(1,605)	(2,433)	5,166

Accrued and paid-in-kind dividends on PIK preferred shares	—	—	10,851

Loss applicable to common shareholders	$(1,605)	$(2,433)	$(5,685)

Average common shares outstanding	19,273	19,053	10,418

Loss per common share:
Basic	$(0.08)	$(0.13)	$(0.55)

Diluted	$(0.08)	$(0.13)	$(0.55)

Selected Financial Data

Depreciation and amortization expense included in operating income	$14,438	$14,395	$13,158

Noncash compensation costs included in operating income	3,823	$263	$411

Amortization of loan acquisition costs	$325	$458	$505

Capital expenditures	$30,845	$22,041	$10,095

P O L Y M E R G R O U P, I N C.

Condensed Consolidated Balance Sheets (Unaudited)

(In Thousands)

	April 1,	December 31,
	2006	2005

A S S E T S

Current assets:
Cash and cash equivalents	$23,509	$30,963
Accounts receivable, net	135,320	120,668
Inventories	128,546	119,663
Other	28,418	27,458
Total current assets	315,793	298,752

Property, plant and equipment, net	439,926	421,997
Intangibles and loan acquisition costs, net	36,868	37,329
Other assets	9,252	6,923
Total assets	$801,839	$765,001

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y

Current liabilities:
Accounts payable	$92,032	$82,371
Accrued expenses and other	38,848	33,691
Current portion of long-term debt and short-term borrowings	9,134	9,243
Total current liabilities	140,014	125,305

Long-term debt	424,488	405,955
Other noncurrent liabilities	86,106	85,648
Total liabilities	650,608	616,908
Minority interests	16,022	16,611

16% Series A convertible pay-in-kind preferred shares	—	—

Shareholders’ equity	135,209	131,482
Total liabilities and shareholders’ equity	$801,839	$765,001